EXHIBIT 99.1

FOR IMMEDIATE RELEASE: Jan. 2, 2008

FOR PENN TRAFFIC: Susan Asquith or Jeffrey Schoenborn of Travers, Collins & Company, 716.842.2222, sasquith@traverscollins.com or jschoenborn@traverscollins.com

PENN TRAFFIC TO CLOSE PENNY CURTISS AS PART OF STRATEGY TO
IMPROVE LONG-TERM FINANCIAL PERFORMANCE

SYRACUSE, N.Y. – The Penn Traffic Company (Pink Sheets: PTFC.PK) announced today that it is closing its Penny Curtiss commercial bakery operation, effective immediately, as part of its strategy for improving the company’s long-term financial performance and further focusing its resources on enhancing the in-store experience for its customers.

“This decision was very difficult, particularly because it affects a number of dedicated, long-term employees,” said President and Chief Executive Officer Gregory J. Young. “Penny Curtiss Bakery has been a part of Central New York for over four decades. But after exhausting efforts to replace lost volume, and facing prohibitive modernization costs, we made this difficult decision.”

Penny Curtiss has been operating in a commercial bakery industry hampered by a number of challenges, including nationwide overcapacity. The bakery was contributing less than 4 percent of Penn Traffic’s total annual revenue and in August lost a significant contract to supply Aldi grocery stores with fresh-baked goods.

The Penny Curtiss closure will affect approximately 160 positions. “We will be working with the unions that represent the affected employees to make the transition as smooth as possible, and will be providing them severance and benefits in accordance with the collective bargaining agreements,” Mr. Young stated. Penn Traffic employs a total of more than 7,700 people company-wide, with more than 2,400 employees in Syracuse.

“The decision we’re announcing today will enable Penn Traffic to focus on its core store portfolio and wholesale operations,” Mr. Young said. “In recent months we’ve devoted resources to key locations, enhancing their appearance and improving customers’ overall shopping experience. We expect to continue and accelerate that process in our core store portfolio during 2008 and beyond.”

As an example, Mr. Young noted that Penn Traffic is converting its Cazenovia, N.Y. location into a new P&C Fresh store. “The P&C Fresh concept is focused on meeting the growing consumer demand for premium products, including many store-made fresh signature products and an expanded natural and organic product offering,” he said. “The multi-million-dollar renovation expands the Cazenovia store by nearly 50 percent, and the new look creates a more-inviting consumer experience in a full service, friendly environment. We have also been working hard to continue to grow our wholesale business, and look forward to adding new customers in 2008.”

About Penn Traffic

The Penn Traffic Company currently operates 103 supermarkets in Pennsylvania, upstate New York, Vermont and New Hampshire under the BiLo, P&C and Quality trade names. Penn Traffic also operates a wholesale food distribution business serving approximately 121 independent operators.

Forward Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended, reflecting management’s current analysis and expectations, based on what management believes to be reasonable assumptions. These forward-looking statements include statements relating to our anticipated financial performance and business prospects. Statements proceeded by, followed by or that include words such as “believe,” “anticipate,” “estimate,” “expect,” “could,” and other similar expressions are to be considered such forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: the ability of the company to improve its operating performance and effectuate its business plans; the ability of the company to operate pursuant to the terms of its credit facilities and to comply with the terms of its lending agreements or to amend or modify the terms of such agreements as may be needed from time to time, including the ability to extend the maturities of such credit facilities; the ability of the company to generate cash; the ability of the company to attract and maintain adequate capital; the ability of the company to refinance; increases in prevailing interest rates; the ability of the company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the ability of the company to maintain contracts that are critical to its operations; potential adverse developments with respect to the company’s liquidity or results of operations; general economic and business conditions; competition, including increased capital investment and promotional activity by the company’s competitors; availability, location and terms of sites for store development; the successful implementation of the company’s capital expenditure program; labor relations; labor and employee benefit costs including increases in health care and pension costs and the level of contributions to the company sponsored pension plans; the result of the pursuit of strategic alternatives; economic and competitive uncertainties; the ability of the company to pursue strategic alternatives; economic and competitive uncertainties; changes in strategies; changes in generally accepted accounting principles; adverse changes in economic and political climates around the world, including terrorist activities and international hostilities; and the outcome of pending, or the commencement of any new, legal proceedings against, or governmental investigations of the company, including the previously announced SEC and U.S. Attorney’s Office investigations. The company cautions that the foregoing list of important factors is not exhaustive. Accordingly, there can be no assurance that the company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the company does not intend to update.

###